                                   SENETEK PLC
                        23 Palace Street, London SW1E 5HW
                     Tel: (171) 828 4800 Fax: (171) 828 8081


                                 Proxy Statement
                       1997 Annual Meeting of Shareholders

This Proxy Statement is furnished to the shareholders of Senetek Plc, a public limited company registered in England ("Senetek" or "the Company") in connection with the solicitation by the Board of Directors of the Company of Proxies to be voted at the Annual Meeting of shareholders and at any and all adjournments or postponements of such Meeting, to be held at 11:00am local time on Friday, May 16, 1997 at the Rubens Hotel, Buckingham Palace Road, London, SW1, England (the "Annual Meeting"). The Company anticipates mailing this Proxy Statement to its shareholders on or about April 7, 1997.

                             RECORD DATE AND VOTING

Only shareholders of record at the close of business on April 7, 1997 (the "record date") are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on that date, the Company had outstanding 45,977,959 Ordinary shares, nominal value 5p (the "Ordinary shares"), of which 44,001,057 were held in the name of The Bank of New York as depositary (the "Depositary") which issues Company sponsored American Depositary Receipts ("ADRs") evidencing American Depositary Shares which, in turn, each represent one Ordinary share.

Each registered holder of Ordinary shares present in person at the Annual Meeting is entitled to one vote at the Annual Meeting. In the event a matter is defeated by the vote of those present in person at the Annual Meeting, a poll (a vote by share) may be demanded, and every holder present in person or by proxy at the Annual Meeting shall, upon such poll, have one vote for each Ordinary share held by such holder. In the event that the proxy voting card is executed but does not indicate by marking a vote "FOR" or "AGAINST", the Board of Directors shall, at its discretion, treat the vote as "FOR" the proposal as described herein. Proxy voting cards not received by the Depositary by the close of business on Monday, May 5, 1997, shall not be included for calculation in the votes "FOR" or "AGAINST" the proposed Resolutions.

A Deposit Agreement exists between The Bank of New York and the holders of ADRs pursuant to which holders of ADRs are entitled to instruct the Depositary as to the exercise of voting rights pertaining to the Ordinary shares so represented. The Depositary has agreed it will endeavor, insofar as practicable, to vote (in person or by delivery to the Company of a proxy) the Ordinary shares registered in its name in accordance with the instructions of the ADR holders as given by means of the accompanying proxy voting card, which, as indicated above, should be returned to the Depositary so that it is received by no later than the close of business on Monday, May 5, 1997.

Any holder of ADRs giving instructions to the Depositary in the proxy voting card accompanying this Proxy Statement also has the power to revoke such instructions by delivery of notice to the Depositary at The Bank of New York, 101 Barclay Street, 22nd Floor West, New York, NY 10286 at any time so that the Depositary receives, by no later than the close of business on Monday, May 5, 1997 duly executed instructions bearing a later date or time than the date or time of the instructions being revoked.

No matters upon which a vote has to be taken, other than those set forth in the Notice of Annual Meeting, may be brought before the Annual Meeting.

In addition to solicitation by mail, solicitation of instructions from holders of ADRs may be made by Directors, officers, and other employees of the Company by personal interview, telephone, telefax or telegraph without additional remuneration therefor. Cost of the solicitation of proxies, including the mailing of proxy materials, will be borne by the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the knowledge of the Company, the following table sets forth beneficial ownership information (including information regarding ownership of the Company's outstanding Ordinary shares, American Depositary Shares representing Ordinary shares, and option and warrant entitlements) as of February 28, 1997 by: (i) each Director, (ii) each executive officer named in the "Summary Compensation Table" below, (iii) all Directors and executive officers as a group, and (iv) each person who beneficially owns more than five percent. of the Company's outstanding Ordinary shares, American Depositary Shares represented by Ordinary shares, and option and warrant entitlements. Each person has sole investment and voting power with respect to the shares indicated, subject to applicable community property laws, except as may otherwise be set forth in the footnotes to the table.


----------------------------------------------------------------------------
                                                         Percentage of
                                                          Outstanding
                                                           Ordinary
   Name & Address                  Number of Shares       Shares (1)
----------------------------------------------------------------------------

   Anthony J. Cataldo                  829,000(2)              *
   62A Weldon Parkway
   Maryland Heights, MO 63043

   Gerlof Homan                       550,100(3)             1.20
   62A Weldon Parkway
   Maryland Heights, MO 63043

   Paul A. Logan                      408,500(4)               *
   23 Palace Street
   London SW1E 5HW

   Gary D. Frentz                     109,727(5)               *
   62A Weldon Parkway
   Maryland Heights, MO 63043

   Roger A. Oakes                     252,130(6)               *
   23 Palace Street
   London  SW1E 5HW

   Clifford D. Brune                  400,000(7)               *
   62A Weldon Parkway
   Maryland Heights, MO 63043

   Steven Georgiev                       None                  *
   66 Cherry Hill Drive
   Beverly, Massachusetts 01915

   The American Heritage Fund Inc.    2,903,000              6.32
   1370 Avenue of the Americas
   New York, NY 10019

   The Bank of New York
   101 Barclays Street              40,479,697(8)            88.07
   22nd Floor West,
   New York, NY 10286

   All Directors and Executive
   Officers                          1,144,457(9)            2.49
   as a group (7 persons)
----------------------------------------------------------------------------
 *   Less than one per cent

(1) Assumes that the person has exercised, to the extent exercisable on or before May 1, 1997 ("currently exercisable"), all options and warrants to purchase Ordinary shares held by him and that no other person has exercised any outstanding options.

(2) Includes options to purchase 800,000 Ordinary shares which are not currently exercisable.

(3) Includes options to purchase 350,000 Ordinary shares, all of which are currently exercisable, and 200,000 shares in ADR format.

(4) Includes options to purchase 385,000 Ordinary shares, of which 342,500 are currently exercisable. Mr Logan may be deemed the beneficial owner of 23,500 Ordinary shares owned by his wife, 5,000 of which are held in ADR format; however, Mr Logan disclaims beneficial ownership on the grounds that he has no voting control or investment power over such shares.

(5) Includes options to purchase 105,000 Ordinary shares, all of which are currently exercisable.

(6) Includes options to purchase 250,000 Ordinary shares, of which 87,500 are currently exercisable.

(7) Represents options to purchase 400,000 Ordinary shares which are not currently exercisable.

(8) The Ordinary shares listed are held by The Bank of New York as depositary for various holders of ADRs evidencing ownership of American Depositary Shares, except as individually identifiable from the above tabulation, pursuant to a Deposit Agreement between the Company, the holders of ADRs and The Bank of New York for ADRs evidencing American Depositary Shares, each representing one Ordinary share of the Company. To the Company's knowledge, except for the individual disclosure in the above tabulation, each holder individually beneficially owns less than 5% of the Company's presently issued and outstanding Ordinary shares.

(9) Based on the amount of shares outstanding held by Directors and executive officers as a group including 885,000 shares for which they have the right to acquire through the exercise of currently exercisable options.

                        Proposal 1: Financial Statements

The Company's Annual Report for the fiscal year ended December 31, 1996 containing financial and other information pertaining to the Company is being furnished to shareholders simultaneously with this Proxy Statement. Audited financial statements of the Company for the 12 months ended December 31, 1996 and the Report of the Directors and Auditors contained in the Annual Report (the "Report and Accounts") are incorporated herein by reference. Under UK law, shareholders have to vote to "receive" such Report and Accounts at the Annual Meeting of the Company.

Adoption of Proposal

Adoption of Proposal 1 requires the affirmative vote of a majority of the holders present in person at the Meeting or, if a poll is taken, the holders of a majority of the number of shares represented by proxy at the Meeting. The Board of Directors recommends a vote "FOR" receiving the Company's Accounts and the Reports of the Directors and Auditors.


                   Proposals 2, 3 and 4: Election of Directors

The Company currently has six Directors. Mr Cataldo was elected to the Board on August 28, 1996 and Mr S. Georgiev on February 3, 1997.

The Articles of Association of the Company provide that one-third of the Directors (not including those appointed since the last Annual Meeting), or if their number is not three or a multiple of three, then the number nearest to but not exceeding one-third, are subject to retirement (expiration of their term of office) at each Annual Meeting based on the length of time in office as calculated from each Director's last election or appointment. As between two or more Directors who have been in office an equal length of time, the Director to retire shall, absent an agreement between them, be determined by means of a lottery. Any Director who has been appointed since the last Annual Meeting is also required to retire. A retiring Director is eligible for re-election. If at the time of the Annual Meeting, the nominee is unable or declines to serve, the person named in the Proxy will at the direction of the Board of Directors either vote for such substitute nominee as the Board of Directors recommends or vote to allow the vacancy created thereby to remain open until filled by the Board.

At the Annual Meeting, Dr R.A. Oakes retires by rotation and is nominated for re-election by the Board, and Mr Cataldo and Mr Georgiev who were appointed after the last Annual Meeting, also retire and are nominated for re-election by the Board.

Adoption of Proposals

Adoption of Proposals 2, 3 and 4 require the affirmative vote of a majority of the holders present in person at the Meeting or, if a poll is taken, the holders of a majority of the shares represented by proxy at the Meeting. The Board of Directors recommends that the Shareholders vote "FOR" the election of Dr Oakes, Mr Cataldo and Mr Georgiev to serve as Directors of the Company.

The following table indicates certain information regarding Dr Oakes, Mr Cataldo and Mr Georgiev, as well as all other Directors

--------------------------------------------------------------------------------
                                                     Year      Year of
                                                     first     last
Name                  Position with Company          elected   re-election
                                                     a         as a
                                                     Director  Director    Age
--------------------------------------------------------------------------------

Anthony Joseph
Cataldo               Chairman  of  the  Board  of
                      Directors      and     Chief
                      Executive Officer              1996      N/A         45

Gerlof Homan          Director                       1989   Not subject
                                                                to
                                                            re-election    67

Paul Anthony Logan    Director and Company
                      Secretary                      1985   Not subject
                                                                to
                                                            re-election    73

Gary David Frentz     Director                       1989      1996        53

Roger Anthony Oakes   Director and
                      President of  Pharmaceutical   1995      1996        49
                      Division

Steven Georgiev       Director                       1997       N/A        60

--------------------------------------------------------------------------------

                             BACKGROUND OF NOMINEES

ANTHONY JOSEPH CATALDO received a BA from Ohio State University and a Masters Degree in Economics from Georgia Technical Institute. During the 20 years prior to joining Senetek, Mr Cataldo focused on the financing and management of emerging companies, particularly in the technology and medical sectors. As
Chairman and CEO of Management Technologies, Inc., he was instrumental in raising over $50 million from 1990-1995 where revenues increased from $300,000 to over $20 million. As financial consultant, he was associated with successful funding arrangements for Palomar Medical Technologies Inc.

ROGER ANTHONY OAKES Ph.D. was appointed a Director in October 1995. After obtaining his Bachelor of Science degree in Biochemistry, and following a period of research with a large pharmaceutical company, he became a Research Fellow at Keele University where he completed his Ph.D. in 1978. Subsequently he spent 8 years as the Director of new product development with a British pharmaceutical company. Before joining the Company he spent the previous 5 years as Managing

Director of Leicester Clinical Research Centre Limited, an internationally accepted clinical contract research organisation. Dr Oakes heads the Company's Male Sexual Dysfunction ("MSD") project and the identification, research and development of potential new project lines.

STEVEN GEORGIEV was appointed a Director in February 1997. Since 1991, he has acted as Chairman and Chief Executive Officer of Palomar Medical Technologies Inc., based in Beverly, Massachusetts, a company specialising in the design, manufacture and marketing of lasers for use in medical and cosmetic procedures, and which also operates in the field of electronic circuitry for use in industrial, military and medical devices, and in products for the personal computer industry. Mr. Georgiev is also presently Chairman of American Materials & Technology Inc., and a director of Excel Technology Inc., a public company he co-founded in 1972 which was later acquired by EG&G Inc., a NYSE company. He has a Bachelor of Science in Engineering Physics from Cornell University and a Master of Science in Management from the Massachusetts Institute of Technology (Sloan Fellow).

               BACKGROUND OF DIRECTORS WHOSE TERMS ARE CONTINUING

GERLOF HOMAN joined the Company on September 1, 1988 as Executive Vice President/General Manager of Operations, was appointed President/Chief Executive Officer January 31, 1989, and was appointed a Director of the Company on April 20, 1989. He retired from the position of Chairman of the Board and Chief Executive Officer in August 1996 but remains a Director and the Company's Chief Scientific adviser. He holds a Ph.D. in Clinical Pharmacy (Groningen, Holland,
1961) and is an associate member of the British Institute of Chemical Engineers (London, 1957). From 1956 to 1972, he worked at Philips-Duphar on chemical synthesis and pharmaceuticals in Europe, the United States and Asia. He was General Manager of KV Pharmaceuticals in St Louis, Missouri, from 1972 to 1975 and was Director of Research and then Vice President of Research and Development at Survival Technology, Inc., ("STI") also in St Louis, from 1975 until joining the Company. In his position with STI, Dr Homan designed and managed facilities for pilot, clinical, and full-scale production of a range of pharmaceuticals. He was also responsible for IND and NDA approvals and worked with co-ventures and research contracts with major pharmaceutical companies in the United States, Europe and Asia to bring products to market.

PAUL ANTHONY LOGAN has been Secretary of the Company since its formation in October 1983 and has been a Director of the Company since December 1985. Since February 1989 he also served as the Company's principal financial and accounting officer until October 1996. Mr Logan is a Chartered Accountant and a former member of the London Stock Exchange in England. He has many years of experience in finance and industry and the financial and legal regulations affecting public stock issues, and is familiar with the procedures and practices relating to public companies.

GARY DAVID FRENTZ M.D., was appointed a Director of the Company in April 1989. Since August 1991, he has been the Senior Associate Director for Hospital Medical Affairs for Tulane University Medical Center and has been the Medical Director of its Managed Care Programs since July 1988. He served as Chief of Staff for the Tulane University Hospital between July 1988 and August 1991. Since July 1988, he has been a Professor in the Department of Urology at the Tulane University School of Medicine. Dr Frentz is currently involved with several research programs at the Tulane University School of Medicine. He has presented, or has been associated with, seventeen articles published in medical journals and has made numerous presentations at national meetings in the field of urology. Dr Frentz received his M.D. from the Tulane University School of Medicine.

                            COMPENSATION OF DIRECTORS

Directors do not receive salaries or cash fees for serving as Directors nor do they receive cash compensation for serving on any committee. However, all members of the Board of Directors who are not employees of the Company are reimbursed for attendance and out-of-pocket expenses incurred in their capacity as members of the Board of Directors.

Certain Directors have been retained from time to time to provide consulting services to the Company in their areas of expertise. Dr Frentz had a two-year consulting agreement with the Company at an annual rate of $36,000 which expired on April 30, 1996. Thereafter he will be remunerated at the rate of $1,000 per day for attending Board Meetings and for providing specialized services relating in particular to the Company's MSD project, as the Board may request from time to time.

The Company operates stock options plans for employees, including Directors, and for non-executive Directors and consultants to the Company, as referred to under "Stock Options Plans", below.


                                 BOARD MEETINGS

The Company's Board of Directors met six times 1996. No Director attended less than 75% of the Board Meetings except for Mr. Cataldo who became a Director in August 1996. Two of the executive members of the Board met 19 additional times to attend to certain ministerial items including the review and approval of the grant of options and the allotment of equity securities for issuance.


                                BOARD COMMITTEES

The Board does not have standing audit or nominating committees. During 1996 the Compensation Committee consisted of Dr Frentz and Mr Logan. The Compensation
Committee reviews and authorises salaries and other matters relating to compensation including the grant of options for the principal officers of the Company and its subsidiaries, subject subsequently to Board approval.


                               EXECUTIVE OFFICERS

All executive officers of the Company, save for Mr Brune, are also currently Directors of the Company. Mr Cataldo's name is included in the names listed under Proposal 3 above, in the section on "Election of Directors". On October 1, 1996 Mr Clifford D. Brune, 43, was appointed the Company's Chief Financial Officer under a 2 year agreement, subsequently extended to December 31, 1999. Prior to joining Senetek he was a business unit executive for the Computer Task Group of Buffalo, New York, a publicly held professional information technology services company where he was responsible for the development and marketing internationally of an Australian financial services software start-up company, Huon Corp. From 1991 to 1993 Mr Brune served as Senior Vice-President Business Development, and Chief Financial Officer of Management Technologies Inc., an international financial systems company and was formerly employed in a senior position with one of the major international accountancy firms. Mr Brune is a certified public accountant and received a Bachelor of Science degree in accounting from the University of South Carolina


      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934.

Under the securities laws of the United States, the Company's Directors, executive officers and any persons holding more than 10% of the equity securities are required to report their ownership of equity securities and any changes in their ownership, on a timely basis, to the SEC. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they have filed. To the Company's knowledge, based solely on materials provided to the Company, for the fiscal year ended December 31, 1996, all such required reports were filed on a timely basis except that as of the date of this Proxy Statement, and Notice of Meeting, the Company believes that Mr. Georgiev's filing pursuant to
Section 16(a) following his appointment as a Director may not have been effected on a timely basis.

                  CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

None.


                             EXECUTIVE COMPENSATION


Summary Compensation Table

The following table sets forth certain information concerning the compensation of the Chief Executive Officer and other officers of the Company whose total salary and bonus during the last three fiscal years exceeded $100,000:


------------------------------------------------------------------------------
                                                                     LONG-TERM
                                               ANNUAL             COMPENSATION
Name and Principal        Fiscal            COMPENSATION                AWARDS
Position                   Year   Salary(1)    Bonus     Other(2)  Options (3)
-----------------------------------------------------------------------------

                                    $           $          $

Anthony J. Cataldo*        1996    83,333       --         --         800,000
Chairman and
Chief Executive Officer

Gerlof Homan*              1994   245,000    250,000     10,630            --
Director                   1995   236,258    100,000     11,640            --
                           1996   247,926       --       13,140            --

Paul  A. Logan*            1994   132,964       --        2,703        35,000
Director and Company       1995   146,182     30,000      2,703        50,000
Secretary                  1996   160,936       --        3,537            --

Roger A. Oakes             1996   172,040  --             2,816        250,000
Director and President of
Pharmaceutical Division
------------------------------------------------------------------------------

* Dr Homan and Mr Logan are also Directors of MEIS Corporation ("MEIS"), a Delaware corporation and a wholly-owned subsidiary of the Company. Mr Cataldo and Dr. Homan are also a Directors of Carme International Inc.
("CII"), a Delaware corporation and a wholly-owned subsidiary of the Company.

(1) The base salary includes cost of living adjustment for Dr. Homan and Mr. Logan, which in Dr. Homan's case provides for an increase on January 1 of each year by the percentage by which the cost of living, as determined by the US Labor Department, has increased over the previous year, and in Mr. Logan's case by the end year percentage increase in the UK Index of Retail Prices published by the Central Statistical Office, and in both cases may also be supplemented by annual performance bonuses as determined by the Board of Directors.

(2) The payments under the heading of "Other" represent the cost of Life Insurance cover for $1 million in the case of Dr Homan, (pound)100,000 for Mr Logan and (pound)500,000 for Dr. Oakes. In all cases the policies are expressed for the benefit of their dependents.

(3) Options entitle the grantee to subscribe for Ordinary shares on the UK register of stockholders. There is no market for the Company's Ordinary shares in this format. Any subsequent conversion into American Depositary Shares, evidenced by American Depositary Receipts, entails the grantee paying UK Inland Revenue Stamp Duty at 1.5% on the deemed market value or, in certain cases, on the exercise price, of the shares so converted, and a present fee of US$0.015 to the US Depositary.

                              EMPLOYMENT CONTRACTS

The Company has entered into employment agreements with Mr Cataldo, Dr Homan, Mr Logan, Dr. Oakes and Mr. Brune. Mr Cataldo has a two year agreement effective from September 1, 1996, subsequently extended to December 31, 1999, at an annual base salary of $250,000. Under the terms and conditions of Mr Cataldo's agreement, he was granted 800,000 options exercisable into a similar number of shares of the Company as to 500,000 options at $1.25 per share, 150,000 options at $1.50 per share issuable on August 31, 1997 and 150,000 options at $4 per share issuable on August 31, 1998. Dr Homan has a two year agreement effective from October 1, 1995, subsequently extended to December 31, 1999 at an annual base salary of $125,000, fluctuating in accordance with the number of days worked per week. Mr Logan has a two year agreement effective from September 1, 1995 at an annual base salary of (pound)100,000 (the pound sterling exchange rate fluctuated from approximately $1.71 to $1.49 during 1996), followed by a one year agreement, payment being dependent upon the number of days worked per week, and a subsequent 3 year consultancy agreement. Dr. Oakes has a 2 year agreement, effective from October 1, 1995, subsequently extended to December 31, 1999, at an annual base salary of (pound)100,000, increasing to (pound)110,000 effective from January 1, 1996.

The employment agreements for Dr Homan and Mr Logan provide that if the Company is not the surviving entity in any merger or other reorganization, Dr Homan or Mr Logan shall be offered employment by the Company's successor for the remainder of the term of their respective agreements. Mr. Brune's employment agreement is dated October 1, 1996 and provides an annual salary of $155,000, together with the grant of 400,000 options exercisable into a number of shares of the Company as to 200,000 options at $1.25 per share, 100,000 options at $1.50 per share issuable on August 31, 1997 and 100,000 options at $4 per share issuable on August 31, 1998.

                               STOCK OPTIONS PLANS

The Company has two stock option plans pursuant to which options to purchase the Company's Ordinary shares may be granted. The first plan relates to the grant of options to employees, including employee Directors, and officers of the Company. The second plan relates to the grant of options to non-executive Directors and consultants to the Company. In both cases, the exercise price of these options may not be less than the fair market value of the American Depositary Shares representing the Company's Ordinary shares twenty-one days before the date of grant.

The following table sets forth information with respect to the options granted in 1996 exercisable by the executive officers named in the Summary Compensation Table.

                        Option grants in Last Fiscal Year


                                                            Potential Realizable
                                                               Value at Assumed
                                                                Annual Rates of
                                                                  Stock Price
                                                               Appreciation for
                                                               Individual Grants
                                                                  Option Term
--------------------------------------------------------------------------------
                              Percentage
                                of Total
                 Number of       Options
Name            Securities       Granted
                Underlying  to Employees   Exercise
                   Options     in Fiscal   or Base   Expiration
                   Granted          Year    Price       Date          10%
--------------------------------------------------------------------------------

A.J. Cataldo       500,000     {      --   $1.25     12/31/1999    $226,737
                   150,000     {    56.30  S1.50     12/31/1999     $30,802
                   150,000     {      --   $4.00     12/31/1999          --
                               {
C.D. Brune         200,000     {      --   $1.25     12/31/1999    $113,368
                   100,000     {    28.15  $1.50     12/31/1999     $15,401
                   100,000     {      --   $4.00     12/31/1999          --

--------------------------------------------------------------------------------



    Aggregated option exercises in last fiscal year and FY-end option values

--------------------------------------------------------------------------------
                                             NUMBER OF           VALUE OF
                                            SECURITIES        UNEXERCISED
                               Value       UNEXERCISED       IN-THE-MONEY
              Shares        Realized        OPTIONS AT         OPTIONS AT
Name        acquired              at            FY-END          FY-END(1)
                  on     Exercisable      Exercisable/       Exercisable/
            exercise            Date     Unexercisable      Unexercisable
--------------------------------------------------------------------------------

Gerlof Homan  200,000       $264,000       Exercisable        Exercisable
                                               350,000           $162,190


--------------------------------------------------------------------------------

1)The value of the exercisable options is based on the closing bid price of the American Depositary Receipts ("ADR's") of $1.25 per share, on the Nasdaq system on December 31, 1996, less the estimated conversion costs of the Ordinary shares so acquired upon such exercise into ADR's.



         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Principles

The Company's compensation policy is administered by two Directors acting as the Compensation Committee and is designed to complement the Company's short and long term business strategy by attracting and retaining key executives critical to the Company's success, creating a performance oriented environment, meeting research and development objectives for its products and achieving subsequent commercialization of such products through the negotiation of distribution rights for individual territories, with the ultimate objective of realising initial revenues, subsequent profitability, and enhancing stockholders' value.

At its present stage of development, the Company's corporate performance cannot be gauged in terms of profitability as it has focused on developing its products, attracting sufficient equity finance for this purpose and endeavoring to negotiate licensing agreements for the development and marketing of its products.

Currently the Company and its two subsidiaries MEIS and CII have 67 employees, 60 in the United States (including four Directors), and 7 in the United Kingdom (including two Directors). Given its personnel structure and the Company's formative former stage of development, it had not, in the past, been practicable for the Company to set-up a detailed and integrated compensation philosophy for its executives, nor to specify levels of seniority, areas of responsibility, performance criteria and profitability-related awards.

Executive Compensation

Typically, executives have been awarded fixed term employment agreements (two years in the cases of Mr Cataldo, Dr Homan, Mr Logan, Dr Oakes and Mr Brune) as extended in the case of Mr Cataldo, Dr Oakes and Mr Brune to December 31, 1999 at a base salary subject in certain cases to an annual cost of living increase. The compensation of executive officers, including the Chief Executive Officer, has been determined by a consideration of the compensation paid to officers in companies in a similar position to Senetek. In certain cases the agreements provide for consideration by the Board of a bonus but there is otherwise no provision for a review of compensation during the fixed term of the agreements. Additionally, stock options entitling the grantee to purchase Ordinary shares in the Company are issued at such times when the Board considers that certain critical stages in the Company's product development or funding requirements have been achieved. Save for Mr Cataldo and Mr Brune, the employment agreements in question make no provision for the grant of stock options upon the occurrence of identifiable times or events and the grant of such options remain at the discretion of the Board. The grant of stock options to Mr. Cataldo and Mr. Brune were negotiated provisions of their respective employment agreements and are described above under the caption "Employment Contracts".

The Company also provided medical benefits to executive officers that are generally available to the Company's employees


Employee Option Plan

The Company approved the adoption of a Stock Option Plan for Employees (the No. 1 Plan) at a Special Meeting of stockholders on December 20, 1985. At a subsequent meeting of stockholders on December 16, 1992, the number of options that may be granted under the plan was increased from a figure representing the lesser of 800,000 options or 5 percent. of the outstanding shares to the present maximum figure of 2,000,000. Options may not be granted at an exercise figure lower than the market price ruling for the Company's shares 21 days prior to the date of grant.



                                   G.D. FRENTZ
                                   P.A. LOGAN
                      Members of the Compensation Committee
April 9, 1997

                                PERFORMANCE GRAPH


The following graph reflects a comparison of the total cumulative return of the Company's Ordinary shares in ADR format with the cumulative total return of the Nasdaq (US and Foreign Companies) Stock Market index and the Nasdaq Health Services Stocks index from December 31, 1991 through December 31, 1996. The comparisons in the table are required by the Securities Exchange Commission and are not intended to represent a forecast or to provide any indication of possible future performance of the Company's shares.


Return Performance For Years Ended December 31, 1991 to December 31, 1996 Inclusive (Base Year December 31, 1991)


Comparison of 5 year total return between the Nasdaq Stock Markets (US and Foreign Companies), Nasdaq Health Services Stocks Index and Senetek PLC.

                        Proposal 5: Independent Auditors

The Company wishes to obtain from the shareholders their approval for the re-appointment of Price Waterhouse as the Company's auditors for the fiscal year 1997, and to authorize the Directors to fix their remuneration. Price Waterhouse has acted as the Company's auditors since January 1991. Representatives of Price Waterhouse are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to questions which the Board deems appropriate. If the reappointment of Price Waterhouse as the Company's auditors is not approved by the shareholders, the adverse vote will be considered a direction to the Board of Directors to select other independent accountants to serve as the Company's auditors for fiscal year 1997.

Adoption of Proposal

Adoption of Proposal 5 requires the affirmative vote of a majority of the holders present in person at the Meeting or, if a poll is taken, the holders of a majority of the shares represented by proxy at the Meeting. The Board of Directors believes that the Resolution is in the best interests of the Company and its shareholders and, accordingly, recommends a vote "FOR" the re-appointment of Price Waterhouse as the Company's auditors for the fiscal year 1997.


            Proposal 6: Increase in Authorized Ordinary Share Capital

The Company proposes to increase the authorised number of Ordinary shares available from 58,000,000 to 100,000,000.

Of the Company's presently authorized Ordinary shares, 45,962,959 are outstanding at February 28, 1997, 6,368,402 have been reserved for issuance upon exercise of outstanding warrants mainly issued in connection with the Company's initial public financing in the United States and subsequent private equity financings, and 3,592,000 have been reserved for issuance upon exercise of option entitlements. Under UK law, authorized Ordinary shares have pre-emptive rights under Section 89 of the Companies Act 1985 (but see Proposal 8:
"Disapplication of Shareholders' Rights of Pre-emption", below).

One purpose of the proposed increase is to enable the Company to be in a position to make available, where appropriate, a suitable number of options within the existing option plans, modified in accordance with Proposals 9, 10, 11, 12, 13 and 14 for senior management personnel and consultants who have been engaged or whom it is intended to engage within the reasonably near future, and whose engagement and retention is necessary for the successful exploitation of the Company's existing and potential products. Without such incentives it may not be possible to attract candidates of a suitable calibre. Subject to the authorization of Resolutions Six, Seven and Eight, further authorization for the issuance of the securities by a vote of the security holders will not be solicited prior to such issuance nor for the issuance of equity securities to intending equity subscribers.

The resulting margin between the proposed increased authorized share capital and the total number of outstanding equity securities, i.e. the sum of outstanding shares, warrants and options, is proposed to be maintained at what the Board considers to be a desirable commercial level bearing in mind the substantial funding requirements projected for the acquisition of plant and equipment for bulk production and sub-assembly of the components for the Company's automated self-injector syringe, and the pre-marketing preparations for the launch of the Company's Male Sexual Dysfunction "MSD" product and its Epinephrine product, together with the proposed extension of the marketing activities for the Company's wholly owned subsidiary, Carme International, a cosmetics company based in Novato, California.

The Board of Directors is aware of the need to minimise possible dilution of shareholders' funds and the proposed authorization of the increase in the number of shares available for issue, although containing a certain potential element of dilution of the rights of existing shareholders, has the objective of improving shareholder value by increasing market capitalization.

Adoption of Proposal

Adoption of Resolution Number Six requires the affirmative vote of a majority of the holders present in person at the Meeting or, if a poll is taken, the holders of a majority of the shares represented by proxy at the Meeting. The Board of Directors believes that the Resolution is in the best interests of the Company and its shareholders and, accordingly, recommends a vote "FOR" increasing the number of authorized ordinary shares by 42,000,000.


              PROPOSAL 7: Authorization to Allot Equity Securities

Under the terms of the Company's Articles of Association, the Board of Directors is authorized to allot Ordinary shares, warrants for the purchase of Ordinary shares, and options for the purchase of Ordinary shares (collectively, the "Equity Securities") pursuant to Section 80 of the Companies Act 1985 (the "Companies Act"). Ordinary shares under English law are similar to shares of Common Stock of companies domiciled in the United States. Under the Companies Act, Equity Securities may not be issued until after they have first been allotted (authorized for issuance) by the Board of Directors. Allotment of securities by the Board from the Company's authorized share capital requires the grant of a general power of allotment by the Company's shareholders, an additional step not generally required when companies domiciled in the United States are issuing securities.

A general power of allotment was authorized by the shareholders of the Company in November 1983 and has subsequently been renewed and extended to May 15, 2002. This power of allotment, however, extends only to the number of Ordinary Shares comprising the authorized share capital at the time of granting the power of allotment to the Board.

Proposal Seven seeks shareholder approval of a grant of authority to the Board of Directors to allot Equity Securities from the Company's authorized but unissued Ordinary shares (including any additional shares created by Resolution Number Six) either by the allotment of Ordinary shares or the allotment of warrants and options for the purchase of Ordinary shares, through May 15, 2002 so as to be co-terminous with the proposed period for disapplication of rights of pre-emption described in Resolution Number Eight, below.

Adoption of Proposal

Adoption of Resolution Number Seven requires the affirmative vote of a majority of the holders present in person at the Meeting or, if a poll is taken, the holders of a majority of the shares represented by proxy at the Meeting. The Board of Directors believes that the Resolution is in the best interests of the Company and its shareholders, and, accordingly, recommends a vote "FOR" renewing its authority to allot Equity Securities through May 15, 2002.


        PROPOSAL 8: Disapplication of Shareholders' Rights of Pre-emption


Shareholders of the Company have pre-emptive rights (subject to certain exceptions) under Section 89 of the Companies Act to subscribe for newly issued Equity Securities issued for cash before the securities can be offered to third parties. The securities for which the Board is seeking disapplication are Equity Securities as defined in Section 94 of the Companies Act.

Pre-emptive rights can be disapplied with respect to a specific allotment of securities by a special resolution of shareholders. Obtaining disapplication of pre-emptive rights at the time of each individual proposed stock issuance is time-consuming and costly. To reduce such costs, minimize the delays associated with convening special meetings of shareholders, and provide the Company with sufficient flexibility in the issuance of equity securities on such terms and conditions as the Board considers to be in the best interests of the Company and its shareholders, the Board of Directors is asking the Company's shareholders to disapply their pre-emptive rights with respect to the allotment for issuance of all authorized but unissued and unreserved Ordinary shares (including any additional shares created by Resolution Number Six through May 15, 2002, the maximum period for which pre-emptive rights may be disapplied). If the Company's shareholders approve Resolution Number Eight, the

Company will not subsequently solicit shareholder approval prior to any allotment on or before May 15 2002, for the issuance of such securities. Approval of Resolution Number Eight, if resulting in any subsequent issuance of Ordinary shares to persons who are not presently shareholders of the Company, would reduce the percentage of the Company's shares owned by its current shareholders. The Company has no present intention of effecting further share issues in a single transaction, or to a small number of persons resulting in one or more of such persons becoming a principal shareholder of the Company with the attendant ability to exercise significant influence over the Company's affairs.

Adoption of Proposal

Adoption of Resolution Number Eight requires the affirmative vote of three-quarters of the holders present in person at the Meeting or, if a poll is taken, the holders of not less than three-quarters of the shares represented by proxy at the Meeting. The Board of Directors believes that the Resolution is in the best interests of the Company and its shareholders and, accordingly, recommends a vote "FOR" the disapplication of shareholders' rights of pre-emption with respect to the allotment for issuance of all authorized but unissued Ordinary shares through May 15, 2002.


            Proposal 9: Modification of Employees' Share Option Plan

A Share option scheme for employees ("the No. 1 Plan") was approved at an Extraordinary General Meeting of Shareholders on December 20, 1985.

It is now proposed to modify the No. 1 Plan by deleting sub-clause 9.2 and substituting a fresh clause as set out in Resolution 9 under "Notice of Annual Meeting" above. The proposed new sub-clause is designed modify the terms and conditions of the Plan in preparation for the submission of Resolution 10 for approval.

Adoption of Proposal

Adoption of Resolution Number Nine requires the affirmative vote of three-quarters of the holders present in person at the Meeting or, if a poll is taken, the holders of not less than three-quarters of the shares represented by proxy at the Meeting. The Board of Directors believes that the Resolution is in the best interests of the Company and its shareholders and, accordingly, recommends a vote "FOR" the modification of the No. 1 Plan in order to facilitate the validation of Resolution 10, below.


         Proposal 10: Extension of Term of Employees' Share Option Plan

The No. 1 Plan as approved by Shareholders referred in Proposal 9, lapsed on December 20, 1995. In the opinion of the Board, it is of overriding importance for the Company to be able to retain, recruit and incentivize suitable personnel who will be responsible for developing the Company's existing and potential products and effecting subsequent commercialization.

It is therefore proposed that the availability of grants to be made under the No. 1 Plan be extended to December 1, 2005.

Adoption of Proposal

Adoption of Resolution Number Ten requires the affirmative vote of a majority of the holders present in person at the Meeting or, if a poll is taken, the holders of a majority of the shares represented by proxy at the Meeting. The Board of Directors believes that the Resolution is in the best interests of the Company and its shareholders, and, accordingly, recommends a vote "FOR" effecting the availability of grants of options under the No.1 Plan through December 1, 2005.

       Proposal 11: Increase in the Number of Options Available Under the
                          Employees' Share Option Plan

The existing number of options which the Board is empowered to grant under Share Option Scheme for Employees ("the No. 1 Plan") as approved by shareholders at the Annual General Meeting of December 16, 1992, is 2 million.

At present a total of 2,827,500 unexercised options under the No. 1 Plan have been granted, including 1,808,000 subject to approval under Proposal 14 below. The Company is now proposing to launch its pre-marketing and subsequent distribution plans for its Male Sexual Dysfunction ("MSD") and Epinephrine and Kinetin products. The engagement of additional personnel with the requisite scientific, marketing and administrative expertise will be an essential element in these proposed activities.

The Board believes that the increase of 4 million, from 2 million to 6 million, in the number of options available for issuance to existing and to proposed new employees of the requisite calibre is an essential requirement in the proposed development and commercialization of the Company's products.

Adoption of Proposal

Adoption of Resolution Number Eleven requires the affirmative vote of a majority of the holders present in person at the Meeting or, if a poll is taken, the holders of a majority of the shares represented by proxy at the Meeting. The Board of Directors believes that the Resolution is in the best interests of the Company and its shareholders, and, accordingly, recommends a vote "FOR" renewal through December 1, 2005, of its authority to increase the number of options available for issuance under the No. 1 Plan to 6 million.


    Proposal 12: Extension of Term of Non-Executive Directors and Consultants
                                Share Option Plan

The No. 2 Plan as approved by Stockholders at the Annual General Meeting of May 21, 1987 is due to lapse on May 20, 1997.

In the view of the Directors, it is advisable for the No. 1 and No. 2 Plans to be co-terminous and therefore subject to approval of Resolutions 6, 7, 8, 9, 10 and 11, sub-clause 2.7 of the Plan should be deleted and replaced by a sub-clause specifying that any grant under the Plan should be made on or before December 1, 2005.

Adoption of Proposal

Adoption of Resolution Number Twelve requires the affirmative vote of a majority of the holders present in person at the Meeting or, if a poll is taken, the holders of a majority of the shares represented by proxy at the Meeting. The Board of Directors believes that the Resolution is in the best interests of the Company and, accordingly, recommends a vote "FOR" an extension of the terms of the No. 2 Plan to December 1, 2005.


         Proposal 13: Increase in Number of Options available under the Non-Executive Directors and Consultants Share Option Plan

A Share Option Scheme for Non-Executive Directors and Consultants ("the No. 2 Plan") was approved by Shareholders on May 21, 1987. At the Annual General Meeting of Shareholders on December 16, 1992 the number of options available for issuance under the No. 2 Plan was increased to 2 million. In order to be able to attract potential Board members of a suitable calibre and to incentivize certain of the Company's existing and proposed consultants, it is now proposed that the availability for the issuance of options of the No. 2 Plan be increased by 2 million to 4 million

Adoption of Proposal

Adoption of Resolution Number Thirteen requires the affirmative vote of a majority of the holders present in person at the Meeting or, if a poll is taken, the holders of a majority of the shares represented by proxy at the Meeting. The Board of Directors believes that the Resolution is in the best interests of the Company and its shareholders, and, accordingly, recommends a vote "FOR" renewal through December 1, 2005, of its authority to increase the number of options available for issuance under the No. 2 Plan to 4 million.


          Proposal 14: Retrospective Approval of Options Granted Under
                        the Employees Share Option Scheme

As indicated in Proposal 10, the terms and conditions of the No. 1 Plan lapsed on December 20, 1995.

It has been an essential part of the Company's policy to incentivize its employees and therefore grants of options totalling 1,808,000 in number have been issued to date on a provisional basis, dependent upon retrospective sanction by shareholders in General Meeting. Such incentivization that enables employees to hold options, which in accordance with the terms and conditions of the No. 1 Plan are exercisable at prices not less than those ruling 21 days prior to the date of grant, is in the Board's view a matter of the greatest importance to the Company.

Adoption of Proposal

Adoption of Resolution Number Fourteen requires the affirmative vote of three-quarters of the holders present in person at the Meeting or, if a poll is taken, the holders of not less than three-quarters of the shares represented by proxy at the Meeting. The Board of Directors believes that the Resolution is in the best interests of the Company and its shareholders and, accordingly, recommends a vote "FOR" the retrospective approval of options granted on a provisional basis subsequent to December 20, 1995.


              Proposal 15: Modification of Articles of Association
            - Approval of Board Meetings by Telephonic Communication

The present Board consists of six Directors. The US Directors are based in four different states and those in the UK at two different locations. The practical aspects and timing problems of arranging a quorum of members of the Board to be present in order to cover the numerous administrative functions that arise on a number of occasions, for example the issuance of shares that have been subscribed and the grant of options, represent a problem that can only be dealt with in the majority of cases by telephonic communication.

The Board nevertheless appreciates that on matters of substance all Directors should be required, in so far as it is practicable, to be present in person at Board Meetings. It is therefore proposed that the Company's Articles of Association be modified by deleting Article 118, which defines a quorum of Directors to be present and establishes the voting procedure, and replacing it by a new Article 118 which, inter alia, authorizes the Directors to conduct Board Meetings by telephonic communication.

Adoption of Proposal

Adoption of Resolution Number Fifteen requires the affirmative vote of three-quarters of the holders present in person at the Meeting or, if a poll is taken, the holders of not less than three-quarters of the shares represented by proxy at the Meeting. The Board of Directors believes that the Resolution is in the best interests of the Company and its shareholders and, accordingly, recommends a vote "FOR" the substitution of a new Article 118 in the Company's Articles of Association.

      Proposal 16: Retrospective Approval of Matters Resolved by the Board
                      by Means of Telephonic Communication

Proposal 15 above has indicated the communication problems of Board members operating in widely differing locations and with significant timing differences, particularly in the case of the fairly numerous routine administrative matters that may necessitate Board approval, but do not warrant the time and expense involved in convening a full Board meeting.

Whilst the Board is confident that all of the resolutions that have been settled by telephonic communication prior to the approval of Proposal 15 above, have been conducted in a responsible and bona fide manner, consistent with the best interests of the Company and its stockholders, it is now considered advisable to seek shareholder approval for this former course of conduct as if the new
Article 118, as referred to in Proposal 15 above, had been in effect at the time of the said Board Meetings held by telephonic communication.

Adoption of Proposal

Adoption of Resolution Number Sixteen requires the affirmative vote of three-quarters of the holders present in person at the Meeting or, if a poll is taken, the holders of not less than three-quarters of the shares represented by proxy at the Meeting. The Board of Directors believes that the Resolution is in the best interests of the Company and its shareholders and, accordingly, recommends a vote "FOR" the retrospective approval of Board Resolutions resolved earlier by means of telephonic communication.


                              Financial Statements

As discussed in "Proposal 1: Financial Statements" above, the Company's Annual Report to shareholders for the fiscal year ended December 31, 1996 containing the audited consolidated balance sheet as of the end of the year and audited consolidated statements of operations, and shareholders' equity and source and application of funds for the fiscal year is being mailed with this Proxy Statement to shareholders entitled to notice of the Annual Meeting and is incorporated herein by reference.


                             Shareholders' Proposals

The Company will, in future Proxy Statements of the Board, include shareholder proposals complying with the applicable rules of the US Securities and Exchange Commission and any applicable US state laws. In order for a proposal by a shareholder to be included in the proxy statement of the Board relating to the Annual Meeting of shareholders to be held in 1998 that proposal must be received in writing by the Secretary of the Company at the Company's registered office no later than December 12, 1997.

Annual Report on Form 10-K


Shareholders may obtain copies of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission ("the SEC") by writing to the Company at the above mailing address directed to the attention of the Secretary, or to the Company at 62A Weldon Parkway, Maryland Heights, Missouri 63043.

                       By Order of the Board of Directors


                               PAUL ANTHONY LOGAN
April 9, 1997                           Secretary